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                                                                 Exhibit 10.10

June 23, 2000

Mr. Eric Borrmann
9520 MacDonald Court
Pleasanton, CA 94588

Dear Eric:

I am very pleased to extend an offer for you to join Plumtree Software as Chief Financial Officer, reporting to the Chief Executive Officer. You will be responsible for the overall finance and administration organization. This will include, but not limited to, accounting, treasury, investor relations, information systems, legal, human resources, real estate and other executive level tasks that leverage your skills. As discussed, your start date will be no later than July 17th of 2000.

We have structured a compensation package that consists of five components: salary, bonus, equity, severance and benefits:

1.   Salary

     Has a salary of $180,000 paid according to standard company payroll policy.

2.   Bonus

     Your bonus, upon attainment of corporate plans, objectives and target revenue plan, will be $40,000. This will be on a quarterly basis and pro-rated for 2000. The specific objectives and target plan will be mutually agreed upon by you and the Chief Executive Officer at a later date.

3.   Equity

     You will be granted options to purchase 400,000 of Plumtree Software's outstanding common stock, subject to Board approval at the next Board of Directors meeting. The terms and conditions of this issuance shall be governed by Plumtree Software's standard stock option plan. Your options will vest over a four (4) year period, with twenty five percent of such options vesting upon your first year of employment with the Company. After your first year, the remaining shares vest 1/36th each month thereafter for three (3) years.

4.   Severance & Change of Control

     Although we hope that the employment relationship will be mutually satisfactory, your employment with Plumtree Software is "at will." If employment is terminated by the Company without cause, within your first year of employment, you will receive 12 months of base salary continuation. If employment is terminated by the Company without cause following your one year anniversary with the Company, you will receive 6 months of base salary continuation.

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     In the event of a change of control of the Company and if you lose job responsibility as a result of the change of control, 50% of the then unvested shares shall immediately vest.

6.   Benefits

     The company provides a comprehensive health plan to its employees. A copy of this complete medical plan will be sent to you at a later date.

The letter sets forth, fully, all understandings and agreements between you and Plumtree Software regarding your employment. Please acknowledge your acceptance of our offer by signing and dating this letter and returning it to me no later than June 23, 2000. A copy is being sent to your house for your records.

Eric, I think Plumtree Software is an excellent opportunity for you to leverage your background and abilities to build an incredibly successfully company. The Board of Directors and I look forward to partnering with you to achieve both your personal and professional goals at Plumtree Software.

Sincerely,

                                        /s/ ERIC BORRMANN
                                        --------------------
                                        ERIC BORRMANN

/s/ John Kunze

John Kunze
Chief Executive Officer
Plumtree Software

Date: 6/23/00                           Date 6/23/00
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